Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

LADDER CAPITAL FINANCE HOLDINGS LLLP,

A DELAWARE LIMITED LIABILITY LIMITED PARTNERSHIP

Dated as of                  , 2014

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT AMONG THE PARTNERS OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY BE SUBJECT TO ONE OR MORE SUBSCRIPTION AGREEMENTS OR EQUITY GRANT AGREEMENTS, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER AND ONE OR MORE OF THE ISSUER’S PARTNERS.

i

6.4	No Withdrawal	25
6.5	Loans From Partners	25
6.6	Status of Capital Contributions	25

ARTICLE VII Distributions		25
7.1	Generally	25
7.2	Discretionary Distributions	26
7.3	Tax Distributions	26
7.4	Withholding Taxes	26

ARTICLE VIII Allocations		27
8.1	Allocations of Profits and Losses	27
8.2	Regulatory and Special Allocations	27
8.3	Curative Allocations	28
8.4	Tax Allocations	28

ARTICLE IX Elections and Reports		29
9.1	Generally	29
9.2	Tax Status	29
9.3	Tax Elections	29
9.4	Tax Controversies	29
9.5	Waiver of Section 17-305 of the Delaware LP Act	30
9.6	Schedule K-1	30

ARTICLE X Dissolution and Liquidation		30
10.1	Dissolution	30
10.2	Liquidation	30

ARTICLE XI Transfer of Units		32
11.1	Restrictions	32
11.2	Procedures for Transfer	33
11.3	Limitations	33
11.4	Pledge of Units	34

ARTICLE XII Exchanges of LP Units for Ladder Class A Shares		34
12.1	Additional Defined Terms	34
12.2	Exchange of LP Units for Ladder Class A Shares	35
12.3	Tax Treatment of any Exchange	39
12.4	Ladder Class A Shares to be Issued	39
12.5	Adjustment	39

ARTICLE XIII Miscellaneous Provisions		40
13.1	Notices	40
13.2	GOVERNING LAW	40
13.3	No Action for Partition	40
13.4	Headings and Sections	40
13.5	Amendments	40

13.6	Binding Effect	41
13.7	Counterparts; Facsimile	41
13.8	Severability	41
13.9	Remedies	41
13.10	Business Days	41
13.11	Waiver of Jury Trial	41
13.12	No Strict Construction	41
13.13	Entire Agreement and Incorporation by Reference	42
13.14	Parties in Interest	42
13.15	Qualified Initial Public Offering	42
13.16	Mergers and Consolidations	42
13.17	Venue and Submission to Jurisdiction	42
13.18	Confidentiality	43

EXHIBITS:

Exhibit A         Form of Joinder to Limited Liability Limited Partnership Agreement

Exhibit B         Form of Exchange Notice

SCHEDULES:

Schedule A         Officers of the Partnership as of                  , 2014

Schedule B         Limited Partners Schedule as of                  , 2014

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

LADDER CAPITAL FINANCE HOLDINGS LLLP

This AMENDED AND RESTATED LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated as of                  , 2014 (the “Merger Effective Date”), of Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Partnership”), is by and among (i) the Partnership, (ii) the General Partner (as herein defined) and (iii) each of the Persons who is a party to or otherwise bound by this Agreement as a Limited Partner (as herein defined). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Article I.

RECITALS

WHEREAS, (i) Ladder Capital Finance Holdings LLC, a Delaware limited liability company (the “LLC”) was formed on February 25, 2008 by the execution and filing of a certificate of formation with the Secretary of State of the State of Delaware, (ii) on August 9, 2011 (the “Second Effective Date”), the LLC converted (the “Conversion”) to the Partnership and (iii) as of immediately prior to the Merger (as herein defined) the partners of the Partnership were parties to or were bound by that certain Limited Liability Limited Partnership Agreement of the Partnership, dated as of August 9, 2011, as amended prior to the Merger (the “Prior Agreement”);

WHEREAS, on                  , 2014, the Partnership, Ladder Capital Corp, a Delaware corporation (“LCC Corporation”), and Ladder Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement of Merger (the “Merger Agreement”) in connection with the initial public offering (the “Ladder IPO”) by LCC Corporation of Ladder Class A Shares (as herein defined), pursuant to which, as of the date hereof, Merger Sub has merged (the “Merger”) into the Partnership, with the Partnership as the surviving entity;

WHEREAS, as of the date hereof, the Ladder IPO has been completed;

WHEREAS, as set forth in the Merger Agreement, as a result of the occurrence of the Merger, as of the date hereof, (i) LCC Corporation has become the General Partner of the Partnership, (ii) all Units (as such term is defined in the Prior Agreement) outstanding as of immediately prior to the Merger have been converted into the Partnership’s LP Units (as herein defined) and LCC Corporation’s Ladder Class B Shares (as herein defined), (iii) this Agreement has become the Partnership’s “partnership agreement” (as that term is used in the Delaware LP Act (as herein defined)) as of the Merger Effective Date and (iv) each Exchangeable Limited Partner (as herein defined) has been issued an equal number of LP Units and Ladder Class B Shares; and

WHEREAS, as of the date hereof, in addition to becoming the General Partner of the Partnership and as further described in the Merger Agreement, LCC Corporation has been issued a number of the Partnership’s LP Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“2008 Incentive Equity Plan” means the Partnership’s Amended and Restated 2008 Incentive Equity Plan, as may be amended or otherwise modified from time to time in accordance with its terms.

“2011 Phantom Equity Plan” means the Partnership’s Phantom Equity Investment Plan, which became effective as of June 30, 2011, as amended and/or restated from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i) Crediting to such Capital Account any amount which such Limited Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(ii) Debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Limited Partner for a Taxable Year (or portion thereof) with respect to LP Units held by such Limited Partner means the federal taxable income (or alternative minimum taxable income, as the case may be) of the Partnership divided by the number of LP Units owned by all Limited Partners and multiplied by the number of LP Units owned by such Limited Partner on the date of determination, which taxable income for purposes of this determination is allocable to such Limited Partner with respect to such LP Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Taxable Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such LP Units were carried forward (taking into account the character of any such loss carry forward as capital or ordinary), and (ii) without taking into account any special basis adjustment with respect to such Limited Partner resulting from an election by the Partnership under Code Section 754.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include any member of such individual’s Family Group.

“AIMCo” means Alberta Investment Management Corporation.

“AIMCo Permitted Holder” means any person designated under section 6(3) of the Alberta Investment Management Corporation Act in respect of which AIMCo is to provide investment management services and any Affiliate of any such person, but excluding any “portfolio company” of any of the foregoing.

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(A) The initial Book Value of any Partnership asset contributed by a Limited Partner to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

(B) The Book Value of each Partnership asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Limited Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Limited Partner of more than a de minimis amount of Partnership assets (other than cash) as consideration for all or part of its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Limited Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(C) The Book Value of a Partnership asset distributed to any Limited Partner shall be the Fair Market Value of such Partnership asset as of the date of distribution thereof;

(D) The Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (D) to the extent that an adjustment pursuant to subparagraph (B) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (D); and

(E) If the Book Value of a Partnership asset has been determined or adjusted pursuant to subparagraphs (A), (B) or (D) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Partnership asset for purposes of computing Profits and Losses.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in the state of New York.

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 6.2.

“Capital Contribution” means, with respect to each Limited Partner, the amount of cash or property contributed (or deemed contributed) by such Limited Partner to the Partnership.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board.

“Equity Grant Agreement” means any grant agreement, as amended, that the Partnership has entered into on or after the Original Closing Date with any officer, director or employee of the Partnership or any Subsidiary of the Partnership under the 2008 Incentive Equity Plan.

“Estimated Tax Amount” of a Limited Partner for a Taxable Year means the Limited Partner’s Tax Amount for such Taxable Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Partnership and similar state or local forms filed by the Partnership for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Partnership for the Taxable Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Limited Partner” means a Limited Partner that is not a Ladder Limited Partner.

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction, as determined in good faith by the Board, based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, siblings, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are limited to such Person and such Person’s relatives.

“GCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“General Partner” means LCC Corporation and its successors and permitted assigns as the sole general partner of the Partnership.

“General Partnership Interest” means the interest acquired by the General Partner in the Partnership, including the General Partner’s right to the benefits to which the General Partner may be entitled as provided in this Agreement or the Delaware LP Act. The General Partnership Interest does not entitle the General Partner (solely in its capacity as the General Partner) to any right to receive, and General Partner will not receive, any distributions under this Agreement (or otherwise from the Partnership) or any allocation of Profits, Losses, or other items of income, gain, loss, deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership).

“GI Funds” means the GI Investors.

“GI Investors” means, collectively, GI Partners Holdco, any other private equity fund or investment vehicle advised or managed on a consistent and arm’s-length basis by GI Manager or one of its Affiliates that becomes a Limited Partner, and any of their respective Permitted Transferees.

“GI Majority Holders” means, at any time, a GI Investor or GI Investors which own a majority of the number of LP Units owned by the GI Investors at such time.

“GI Manager” means GI International L.P., a Delaware limited partnership, and any of its successors.

“GI Partners Holdco” means GI Ladder Holdco LLC, a Delaware limited liability company.

“Initial AIMCo Partner” means GP09 Ladder Limited Partnership.

“IPO Newco” means LCC Corporation.

“Ladder Class A Shares” means shares of LCC Corporation’s Class A Common Stock, par value $0.001 per share.

“Ladder Class B Shares” means shares of LCC Corporation’s Class B Common Stock, no par value per share.

“Ladder Limited Partner” means a Limited Partner that is any of (i) LCC Corporation, (ii) a direct or indirect Subsidiary of LCC Corporation (including, without limitation, any corporation or other entity that has become a Subsidiary of LCC Corporation as a result of the transactions contemplated by a Blocker Corporation Agreement (as such term is defined in the Merger Agreement)) or (iii) a direct or indirect Subsidiary of the Partnership.

“Limited Partner” means each Person identified on the Limited Partners Schedule as of the date hereof who is a party to or is otherwise bound by this Agreement (other than the General Partner, solely in its capacity as the General Partner) and each Person who may hereafter be admitted as a Limited Partner in accordance with the terms of this Agreement. The Limited Partners shall constitute the “limited partners” (as that term is defined in the Delaware LP Act) of the Partnership. As a point of clarity, as of the Merger Effective Date, LCC Corporation is both the General Partner and a Limited Partner.

“Limited Partnership Interest” means, with respect to each Limited Partner, the interest acquired by a Limited Partner in the Partnership, including such Limited Partner’s right (based on the type and class and/or series of Unit or Units held by such Limited Partner), as applicable, (i) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Partnership, (ii) to a distributive share of the assets of the Partnership, and (iii) to any and all other benefits to which such Limited Partner may be entitled as provided in this Agreement or the Delaware LP Act.

“Losses” means items of loss and deduction of the Partnership determined according to Section 6.2(b).

“LP Majority Holders” means, at any time, all of (i) Exchangeable Limited Partners which own a majority of the number of LP Units owned by all of the Exchangeable Limited Partners at such time, (ii) the TowerBrook Majority Holders; provided that this clause (ii) shall only continue to be applicable for so long as the TowerBrook Investors collectively continue to own at least 10% of the number of LP Units owned by all of the Exchangeable Limited Partners at such time, (iii) the GI Majority Holders; provided that this clause (iii) shall only continue to be applicable for so long as the GI Investors collectively continue to own at least 10% of the number of LP Units owned by all of the Exchangeable Limited Partners at such time and (iv) if Brian Harris is employed by the Partnership or any Subsidiary of the Partnership as Chief Executive Officer as of such time, then either Brian Harris or the Betsy A. Harris 2012 Family Trust.

“LP Units” means a Unit having the rights and obligations specified with respect to “LP Units” in this Agreement.

“Majority of the Board” means, at any time, a majority of the votes attributable to the Directors who are then members of the Board.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b).

“Officer Employment Agreement” means any employment agreement between the Partnership or any of its Subsidiaries and any officer of the Partnership.

“Original Closing Date” means September 22, 2008.

“Partner” means any of the Partners.

“Partner Minimum Gain” with respect to each Partner Nonrecourse Debt, means the amount of Partnership Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704-2(i).

“Partners” means the General Partner and the Limited Partners.

“Partnership Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Permitted Transferee” means:

(i) with respect to any TowerBrook Investor, (x) any of TowerBrook Investors II, L.P., TowerBrook Investors II Executive Fund, L.P., TowerBrook Investors II AIV, L.P. or TowerBrook II Co-Investors, L.P., (y) any Affiliate, partner, member or stockholder of such TowerBrook Investor or of any entity listed in clause (x) above and (z) any other TowerBrook Investor and any Affiliate, partner, member or stockholder of any other TowerBrook Investor,

(ii) with respect to any GI Investor, (xx) any of GI Partners Fund III L.P., GI Partners Fund III-A L.P. or GI Partners Fund III-B L.P., (yy) any Affiliate, partner, member or stockholder of such GI Investor or of any entity listed in clause (xx) above and (zz) any other GI Investor and any Affiliate, partner, member or stockholder of any other GI Investor,

(iii) with respect to the Initial AIMCo Partner or any other AIMCo Permitted Holder that may become a Limited Partner, any AIMCo Permitted Holder,

(iv) with respect to any other individual Limited Partner, such Limited Partner’s Family Group, and

(v) with respect to any other non-individual Limited Partner, such Limited Partner’s Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Profits” means items of income and gain of the Partnership determined in accordance with Section 6.2(b).

“Public Offering” means an underwritten public offering and sale of equity securities of the Partnership or any IPO Newco pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Qualified Initial Public Offering” means the Ladder IPO.

“Quarterly Estimated Tax Amount” of a Limited Partner for any calendar quarter of a Taxable Year means the excess, if any of (i) the product of (A)  1⁄4 in the case of the first calendar quarter of the Taxable Year,  1⁄2 in the case of the second calendar quarter of the Taxable Year,  3⁄4 in the case of the third calendar quarter of the Taxable Year, and 1 in the case of the fourth calendar quarter of the Taxable Year and (B) the Limited Partner’s Estimated Tax Amount for such Taxable Year over (ii) all distributions previously made with respect to such Taxable Year to such Limited Partner pursuant to Section 7.3. In the case of the Taxable Year that includes the Merger Effective Date, an appropriate allocation of the Quarterly Estimated Tax Amount for purposes of Section 7.3(a) and (b) shall be made in the sole discretion of the Partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

“Tax Amount” of a Limited Partner for a Taxable Year means the product of (A) the Tax Rate for such Taxable Year and (B) the Adjusted Taxable Income of the Limited Partner for such Taxable Year with respect to its Units.

“Tax Distribution” means any distributions made by the Partnership pursuant to Section 7.3(a).

“Tax Matters Partner” has the meaning set forth in Code Section 6231.

“Tax Rate” of a Limited Partner for any period means the highest marginal blended federal, state and local income tax rate (which shall include taxes payable pursuant to Code Section 1411) applicable for such period to an individual residing in New York, New York, taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations thereon. If higher, federal Tax Distributions will be based on federal alternative minimum taxable income (taking into account solely Partnership items and the principles contained in the definitions of Adjusted Taxable Income) and rates (using the highest marginal federal alternative minimum tax rate applicable to an individual).

“Taxable Year” means the Partnership’s taxable year ending on December 31 (or part thereof in the case of the Partnership’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code) provided that the Partnership’s first taxable year shall be deemed to commence on the Merger Effective Date.

“TCP” means TowerBrook Capital Partners L.P., a Delaware limited partnership, or its successor.

“TowerBrook Funds” means any TowerBrook Investor.

“TowerBrook Holdings” means TI II Ladder Holdings, LLC, a Delaware limited liability company.

“TowerBrook Investors” means, collectively, TowerBrook Holdings, TowerBrook Investors II, L.P. (but only if it becomes a Limited Partner), TowerBrook Investors II Executive Fund, L.P. (but only if it becomes a Limited Partner), TowerBrook Investors II AIV, L.P. (but only if it becomes a Limited Partner), TowerBrook II Co-Investors, L.P. (but only if it becomes a Limited Partner), any other private equity fund or investment vehicle advised or managed on a consistent and arm’s-length basis by TCP or one of its Affiliates that becomes a Limited Partner, and any of their respective Permitted Transferees.

“TowerBrook Majority Holders” means, at any time, a TowerBrook Investor or TowerBrook Investors which own a majority of the number of LP Units owned by the TowerBrook Investors at such time.

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition; provided that, notwithstanding the foregoing or anything contained herein to the contrary, in no event will any sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition of any Ladder

Class A Shares, Ladder Class B Shares or any other capital stock of LCC Corporation be deemed to be a “Transfer” by LCC Corporation or any direct or indirect wholly-owned Subsidiary of LCC Corporation of any LP Unit, any other Unit or the General Partnership Interest.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Limited Partnership Interests of all of the Limited Partners and shall include all types and classes and/or series of Units; provided that any type, class or series of Unit shall have the designations, preferences and/or special rights set forth in this Agreement and the Limited Partnership Interests represented by such type or class or series of Unit shall be determined in accordance with such designations, preferences and/or special rights. As a point of clarity, the General Partnership Interest is not represented by Units.

1.2 Other Definitions. The following additional terms are defined in the Sections of this Agreement indicated below:

Term	Section
Agreement	Preamble
Automatic Exchange Notice	12.2(c)
Beneficial Owner	12.1
Board	3.1(a)
Board of Directors	3.1(a)
Certificate of Limited Partnership	2.1(a)
Chairman	3.1(f)
Change of Control	12.1
Conversion	Recitals
Directors	3.1(a)
Excess Amount	7.3
Exchange	12.2
Exchange Notice	12.2(d)
GP Subsidiary	4.9
Ladder IPO	Recitals
LCC Board	12.1
LCC Corporation	Recitals
Limited Partners Schedule	5.1
LLC	Recitals
Merger	Recitals
Merger Agreement	Recitals

Term	Section
Merger Effective Date	Preamble
Merger Sub	Recitals
Other Units	5.3
Partnership	Preamble
Prior Agreement	Recitals
Protected Persons	3.6
Regulatory Allocations	8.2(e)
Second Effective Date	Recitals
Shortfall Amount	7.3
Statement of LLLP Qualification	2.1(a)

1.3 Other Interpretative Provisions. Where the context so indicates, (a) defined terms used in this Agreement in the singular shall import the plural and vice versa and (b) the masculine shall include the feminine, and the neuter shall include the masculine and feminine. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

ARTICLE II

Organization of the Partnership

2.1 Organization.

(a) As a result of the Conversion and the filing of (i) the Partnership’s Certificate of Limited Partnership (the “Certificate of Limited Partnership”) and (ii) the Partnership’s Statement of Qualification for a Limited Liability Limited Partnership (the “Statement of LLLP Qualification”), in each case, with the Secretary of State of the State of Delaware on the Second Effective Date, the Partnership became organized as a Delaware limited liability limited partnership as of the Second Effective Date. For purposes of this Agreement, the term “Partnership” whenever used or otherwise applicable with respect to any period prior to Conversion shall be deemed to mean the LLC.

(b) This Agreement shall constitute the “partnership agreement” (as that term is used in the Delaware LP Act) of the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Delaware LP Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware LP Act, control.

(c) As permitted by Section 17-214, the Partnership shall be a “limited liability limited partnership” (as that term is used in the Delaware LP Act).

2.2 Name. The name of the Partnership is “Ladder Capital Finance Holdings LLLP” or such other name or names as the Board may from time to time designate; provided that the name shall always contain the words “Limited Liability Limited Partnership”, “LLLP” or “L.L.L.P.”

2.3 Registered Office; Registered Agent. The Partnership shall maintain a registered office and a registered agent in the State of Delaware as shall be designated from time to time by an authorized officer of the Partnership.

2.4 Term. The term of existence of the Partnership shall be perpetual, unless the Partnership is dissolved in accordance with the provisions of this Agreement.

2.5 Purposes and Powers. The purposes and character of the business of the Partnership shall be to transact any or all lawful business for which limited liability limited partnerships may be organized under the Delaware LP Act. The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability limited partnerships under the Delaware LP Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability limited partnership organized under the laws of the State of Delaware.

ARTICLE III

Management of the Partnership

3.1 Board of Directors.

(a) Establishment. There is hereby established a committee (the “Board” or the “Board of Directors”) comprised of natural persons (the “Directors”) having the authority and duties set forth in this Agreement. Each Director shall be entitled to one vote. Any decisions to be made by the Board shall require the approval of a Majority of the Board. Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Partnership as further provided in this Section 3.1(a)). The Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware LP Act.

(b) Management Generally. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner hereby irrevocably delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law (other than its obligations as Tax Matters Partner under Section 9.4 of this Agreement) as permitted under Section 17-403(c) of the Delaware LP Act. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors or any officer of the Partnership, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve all the effective delegation of power described in this Section. Each of the Partners and each Person who may acquire an interest in a Limited Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. Except as provided in Section 9.4 of this Agreement relating to the General Partner’s duties as the Tax Matters Partner and except as otherwise provided in this Agreement, the management of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors, the Partnership’s officers. Neither the General Partner nor any of the Limited Partners in their capacities as such shall have any part in the management of the Partnership (except, with respect to the General Partner, as provided in Section 9.4 of this Agreement relating to its duties as the Tax Matters Partner) and shall have no authority or right to act on behalf of the Partnership or deal with any third parties on behalf of the Partnership in connection with any matter, except as requested or authorized by the Board of Directors. All actions outside of the ordinary course of business of the Partnership to be taken by or on behalf of the Partnership shall require the approval of a Majority of the Board, except to the extent expressly provided herein or in any Officer Employment Agreement and except that any matter for which an Officer Employment Agreement specifically provides the officer of the Partnership that is a party to such Officer Employment Agreement may take action on behalf of the Partnership or any of its Subsidiaries without prior approval of the Board shall not require approval of a Majority of the Board for such officer of the Partnership to take such action on behalf of the Partnership or such Subsidiary.

(c) Number of Directors; Term of Office. The authorized number of Directors is, as of the date hereof, five Directors and, hereafter the authorized number of Directors may be increased or decreased by the General Partner, in its sole discretion. The Directors shall be appointed by the General Partner and shall hold office until their respective successors are appointed and qualified or until their earlier death, resignation or removal. As of the date hereof, four of the five Directors are Jonathan Bilzin, Alan Fishman, Brian Harris and Howard Park, and the remaining position for a Director is vacant.

(i) The General Partner may remove, at any time and with or without cause, any Director and fill the vacancy. Vacancies caused by any such removal by the General Partner and not filled by the General Partner within 60 days may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so appointed to fill any such vacancy shall hold office until his successor is appointed and qualified or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the General Partner.

(ii) A Director may resign at any time by giving written notice to such effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Director or any vacancy for any other reason (including due to the authorization by the General Partner of a newly created directorship) and not filled by the General Partner within 60 days may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so appointed to fill any such vacancy shall hold office until his successor is appointed and qualified or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the General Partner.

(iii) Brian Harris as a Director. Notwithstanding anything contained herein to the contrary, so long as Brian Harris is the Chief Executive Officer of the Partnership or any Subsidiary of the Partnership, Brian Harris shall be a Director (unless Brian Harris elects not to be a Director in a written declaration by Brian Harris that is delivered by Brian Harris to the Board).

(d) Meetings of the Board. The Board shall meet at such time and at such place (either within or outside of the State of Delaware) as the Board may designate. Special meetings of the Board shall be held on the call of the Partnership’s Chief Executive Officer or any two Directors upon at least two days (if the meeting is to be held in person) or twenty four hours (if the meeting is to be held by telephone communications or video conference) oral or written notice to the Directors, or upon such shorter notice as may be approved by all the Directors. Any Director may waive such notice as to himself. A record shall be maintained by the Partnership of each meeting of the Board.

(i) Conduct of Meetings. Any meeting of the Directors may be held in person, telephonically or by video conference.

(ii) Quorum. A Majority of the Board shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(iii) Attendance and Waiver of Notice. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the consent or consents are in writing, set forth the action so taken, and are signed by the then Directors on the Board constituting a Majority of the Board; provided, that for so long as Brian Harris is a Director, Brian Harris must be among the Directors so signing such written consent.

(e) Compensation of the Directors. Directors, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by a Majority of the Board. In addition, a fixed sum and reimbursement for out-of-pocket expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, further, that nothing contained in this Agreement shall be construed to preclude any Director (including the Chief Executive Officer) from serving the Partnership or any of its Subsidiaries in any other capacity and receiving compensation for such service.

(f) Chairman of the Board. The Chairman of the Board (the “Chairman”) shall be an individual designated by a Majority of the Board. At any time, the Chairman, if any, may be removed from his or her position as Chairman by a Majority of the Board. The Chairman, in his or her capacity as the Chairman of the Board, shall not have any of the rights or powers of an officer of the Partnership, unless he or she, in his or her capacity as a Chairman of the Board, is appointed as an officer of the Partnership by the Board. The Chairman shall preside at all meetings of the Board and at all meetings of the Partners at which he or she shall be present. As of the date hereof, the Chairman is Alan Fishman.

3.2 Committees of the Board. The Board may, by resolution, designate from among the Directors one or more committees (including an Audit Committee, a Risk and Underwriting Committee and a Compensation Committee), each of which shall be comprised of one or more Directors, and may designate one or more of the Directors as alternate members of any committee, who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board other than the right to approve any matters on behalf of the Partnership or the full Board, subject to the limitations set forth in the Delaware LP Act, if any, or in the establishment of the committee. Any member of any such committee may be removed from such committee by a Majority of the Board. Unless the resolution designating a particular committee or this Agreement expressly so provides, a committee of the Board shall not have the authority to authorize or make a distribution to the Limited Partners or to authorize the issuance of Units. Any committee of the Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Delaware LP Act. Notwithstanding anything contained herein to the contrary, the delegation to any committee of the Board of any management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such committee of the Board or any member thereof to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable.

3.3 Officers.

(a) Appointment of Officers. The Board shall appoint individuals as officers (“officers”) of the Partnership (which officers shall be agents of the Partnership), which officers may include a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Investment Officer, a Head of Asset Management, a General Counsel, a Head of Asset Management, a Head of Securitization, a Head of Merchant Banking and Capital Markets, a Secretary and such other officers (such as a Treasurer or any number of Vice Presidents or

Managing Directors) as the Board deems advisable. No officer need be a Partner or a Director. An individual may be appointed to more than one office. No officer of the Partnership shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement. The officers of the Partnership as of the date hereof are listed on the attached Schedule A.

(b) Duties of Officers Generally. Subject to the terms of any Officer Employment Agreement, under the direction of and, at all times, subject to the authority of the Board, the officers shall have full and complete discretion to manage and control the day to day business, operations and affairs of the Partnership in the ordinary course of its business, to make all decisions affecting the day to day business, operations and affairs of the Partnership in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. In addition, the officers shall have such other powers and duties as may be prescribed by the Board, this Agreement or such officer’s Officer Employment Agreement. The Chief Executive Officer and the President shall have the power and authority to delegate to any agents or employees of the Partnership rights and powers of officers of the Partnership to manage and control the day to day business, operations and affairs of the Partnership in the ordinary course of its business, as the Chief Executive Officer or the President may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. Notwithstanding anything contained herein to the contrary, the delegation to any officer of the Partnership of any management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such officer of the Partnership to be a general partner of the Partnership or to have or be subject to any liabilities of a general partner of the Partnership that may be applicable. The officers of the Partnership shall constitute a committee within the meaning of Section 17-307(b)(7) of the Delaware LP Act.

(c) Authority of Officers. Subject to Section 3.3(b), any officer of the Partnership shall have the right, power and authority to transact business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. With respect to all matters within the ordinary course of business of the Partnership, third parties dealing with the Partnership may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Partnership.

(d) Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any officer, for any reason or for no reason, at any time. Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of such notice or any later time specified in that notice; provided that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to such office.

(e) Compensation of Officers. The officers shall be entitled to receive compensation from the Partnership as determined by the Board and in accordance with any applicable Officer Employment Agreement.

(f) Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the Board, the Chief Executive Officer shall have general supervision over the day to day business, operations and affairs of the Partnership and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under the GCL or as set forth in the Chief Executive Officer’s Officer Employment Agreement. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the Chief Executive Officer’s Officer Employment Agreement.

(g) President. Under the direction of and, at all times, subject to the authority of the Board, the President, if any, shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the GCL or as set forth in the President’s Officer Employment Agreement. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the President’s Officer Employment Agreement.

(h) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the GCL. The Chief Financial Officer shall (i) have the custody of the funds and securities of the Partnership; (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership; (iii) keep a register of the addresses of each Partner which shall be furnished to the Secretary by such Partner and (iv) have general charge of the Limited Partners Schedule. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i) Secretary. The Secretary shall: (i) keep the minutes of the meetings of the Partners and the Board in one or more books provided for that purpose; (ii) cause all notices to be given by the Partnership are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; and (iv) in general perform all duties incident to the office of the secretary of a corporation organized under the GCL or as set forth in the Secretary’s Officer Employment Agreement, if any. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(j) Other Officers. All other officers of the Partnership shall have such powers and perform such duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

3.4 Fiduciary Duties. The Directors, in the performance of their duties as such, shall owe to the Partners all fiduciary duties of the type owed by the directors of a corporation to the stockholders of such corporation under the laws of the State of Delaware, including duties of loyalty and due care. The officers, in the performance of their duties as such, shall owe to the Partners duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware. Notwithstanding anything contained herein to the contrary, no Director or officer of the Partnership who is employed with, a member or partner of or a consultant to TCP, GI Manager, any Person that is an Affiliate of TCP or GI Manager, or any other Person as the Board may hereafter designate as being covered by the terms of this sentence (in each case, other than the Partnership or any of its Subsidiaries) shall have any duty or obligation to bring any “corporate opportunity” to the Partnership.

3.5 Performance of Duties; Liability of Directors and Officers. In performing his or her duties, each of the Directors and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Limited Partners might properly be paid), of the following other Persons or groups: (a) one or more officers or employees of the Partnership or any of its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Partnership or any of its Subsidiaries; or (c) any other Person who has been selected and monitored with reasonable care by or on behalf of the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Delaware LP Act or otherwise pursuant to applicable Delaware law. No individual who is a Director or an officer of the Partnership, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Partnership or any of its Subsidiaries, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director or an officer of the Partnership or any combination of the foregoing.

3.6 Indemnification. Notwithstanding Section 3.4, the General Partner, the Directors and officers of the Partnership and each officer or director of the General Partner (collectively, with the Directors and officers of the Partnership and the General Partner, the “Protected Persons”) shall not be liable, responsible or accountable for damages or otherwise to the Partnership or any of its Subsidiaries, or to the Partners, and, to the fullest extent allowed by law, each Protected Person shall be indemnified and held harmless by the Partnership, including advancement of reasonable attorneys’ fees and other expenses from and against all claims, liabilities, and expenses arising out of any management of Partnership or any of its Subsidiaries’ affairs; provided that (a) such Protected Person’s course of conduct was pursued in good faith and believed by such Protected Person to be in the best interests of the Partnership and was reasonably believed by such Protected Person to be within the scope of authority conferred on such Protected Person pursuant to this Agreement and (b) such course of conduct did not constitute willful misconduct on the part of such Protected Person and otherwise was in accordance with the terms of this Agreement. The rights of indemnification provided in this

Section 3.6 are intended to provide indemnification of the Protected Persons to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Protected Persons may otherwise be entitled by contract or as a matter of law and shall extend to such Protected Persons’ heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.6. The right of each Protected Person to indemnification pursuant to this Section 3.6 may be conditioned upon the delivery by such Protected Person of a written undertaking to repay such amount if such Protected Person is determined pursuant to this Section 3.6 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation.

ARTICLE IV

Limited Partners and General Partner

4.1 Meetings. No meetings of the Limited Partners are required to be held.

4.2 Registered Limited Partners. The Partnership shall be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

4.3 Limitation of Liability. No Partner (including any general partner) will be obligated personally for any debt, obligation or liability of the Partnership or of any of its Subsidiaries or other Partners by reason of being a Partner, whether arising in contract, tort or otherwise. No Partner shall be obligated to make any Capital Contribution to the Partnership. No Partner will have any fiduciary or other duty to another Partner with respect to the business and affairs of the Partnership or of any of its Subsidiaries. No Partner will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or of any of its Subsidiaries or return distributions made by the Partnership; provided that a Partner shall be required to return any distribution made to it in error.

4.4 Withdrawal or Resignation by a Limited Partner. So long as a Limited Partner continues to own or hold any Units, such Limited Partner shall not have the ability to withdraw or resign as a Limited Partner prior to the dissolution and winding up of the Partnership and any such withdrawal, resignation, attempted withdrawal or attempted resignation by a Limited Partner prior to the dissolution and winding up of the Partnership shall be null and void. As soon as any Person who is a Limited Partner ceases to own or hold any Units, such Person shall no longer be Limited Partner.

4.5 Death of a Limited Partner. The death of any individual Limited Partner shall not cause the dissolution of the Partnership. In such event the Partnership and its business shall be continued by the remaining Partner or Partners and the Units owned by the deceased Limited Partner shall automatically be transferred to such Limited Partner’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs shall sign a written joinder to this Agreement substantially in the form of Exhibit A attached hereto).

4.6 Authority. No Limited Partner, in its capacity as a Limited Partner, shall have the power to act for or on behalf of, or to bind the Partnership.

4.7 Outside Activities. Subject to the terms of any written agreement by any Partner to the contrary (including the non-competition agreements with employees of the Partnership or any of its Subsidiaries), a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities which compete with the Partnership, and no Partner (unless such Partner is an employee of the Partnership or one of its Subsidiaries and his or her employment agreement with the Partnership or such Subsidiary, if any, does not provide to the contrary) shall have any duty or obligation to bring any “corporate opportunity” to the Partnership. Subject to the terms of any written agreement by any Partner to the contrary, neither the Partnership nor any other Partner shall have any rights by virtue of this Agreement in any business interests or activities of any Partner.

4.8 General Partner; Transfer of General Partnership Interest. In no event will the Partnership have more than one “general partner” (as that term is used in the Delaware LP Act), and, as of the date hereof, such general partner is LCC Corporation. The General Partner (solely in its capacity as the General Partner) has no right or obligation to make Capital Contributions, has no right to receive, and will not receive, any distributions under this Agreement (or otherwise from the Partnership) and has no right to receive, and will not receive, any allocation of Profits, Losses, or other items of income, gain, loss, deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership). Except as required by applicable law, the General Partner agrees not to resign or withdraw from the Partnership except with the prior written approval of the LP Majority Holders. The General Partner may only transfer or assign the General Partnership Interest if approved in writing by the LP Majority Holders. Any attempted transfer or assignment of the General Partnership Interest in violation of the preceding sentence shall be deemed null and void for all purposes. Subject in all events to the restrictions on any transfer or assignment of the General Partnership Interest otherwise contained in this Section 4.8, no transfer or assignment of the General Partnership Interest otherwise permitted by this Section 4.8 may be completed until the prospective transferee is admitted as the general partner of the Partnership by executing and delivering to the Partnership a written undertaking to be bound by the terms and conditions of this Agreement as the general partner in such form as shall be reasonably acceptable to the Board, in which case the transferor (A) shall then cease to be the General Partner, and (B) shall then no longer possess or have the power to exercise any rights or powers of the General Partner of the Partnership.

4.9 Certain Administrative Expenses of the General Partner. The Partnership shall, or shall cause one of the Partnership’s Subsidiaries to, pay directly on behalf of the General Partner (or reimburse the General Partner for), all out-of-pocket expenses incurred by the General Partner in connection with the General Partner’s organization, continued existence as a corporation and corporate governance, including, without limitation, costs of securities offerings, litigation costs and damages arising from litigation, accounting and legal costs, costs associated with the preparation and filing of any tax returns, financial statements or filings with the SEC (as well as any similar type state agency), any national securities exchange or inter-dealer quotation system as well as any and all other administrative related out-of-pocket expenses that may be incurred by, or for the benefit of, the General Partner (or any Subsidiary of the General Partner that is not the Partnership or a Subsidiary of the Partnership (a “GP Subsidiary”)), in each case, other than any Federal, state or local income taxes of the General Partner or any GP Subsidiary. For the avoidance of doubt, such expenses shall not include amounts payable by the General Partner under any tax receivable or similar agreement. In no event will any payment by the Partnership (or any Subsidiary of the Partnership) to, or for the benefit of, the General Partner or any GP Subsidiary pursuant to this Section 4.9 be deemed to be a distribution to the General Partner for purposes of this Agreement.

ARTICLE V

Units; Limited Partnership Interests

5.1 Limited Partners Schedule; Units Generally. The Limited Partnership Interests of the Limited Partners shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type, class or series having the rights and privileges set forth in this Agreement. The Partnership shall maintain a schedule of all Limited Partners from time to time, and the respective Units held by them (as the same may be amended, modified or supplemented from time to time, the “Limited Partners Schedule”). As a result of the Merger and the completion as of the Merger Effective Date of the other transactions contemplated by the Merger Agreement, as of the Merger Effective Date each Existing Partner (as such term is defined in the Merger Agreement) and LCC Corporation owns the number of LP Units as set forth on the Limited Partners Schedule that is attached hereto as Schedule B. Ownership of a Unit (or fraction thereof) shall not entitle a Limited Partner to call for a partition or division of any property of the Partnership or for any accounting.

5.2 Authorization of Units.

(a) LP Units. Effective as of the Merger Effective Date, the Partnership is hereby authorized to issue LP Units.

(b) Other Units. In addition to LP Units, the Partnership is hereby authorized to issue other types, classes and series of Units. With respect to such other types, classes and series of Units, subject to the provisions of Section 5.3, the Board is authorized to provide for the issuance of such Units in any type, class or series by amending this Agreement to reflect such issuance and to establish the Units to be included in each such type, class or series, and to fix the relative rights, obligations, preferences and limitations of the Units of each such type, class or series.

5.3 Issuance of Units. Subject to the limitations contained in Section 11.3, after the Merger Effective Date, the Partnership (with the approval of the Board) may issue additional LP Units or other Units that the Board may provide for pursuant to Section 5.2(b) above (any such other Units, “Other Units”). Upon the issuance of Units, the Board shall adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

5.4 New Limited Partners. In order for a Person to be admitted as a Limited Partner of the Partnership, such Person shall have executed and delivered to the Partnership a written joinder to this Agreement substantially in the form of Exhibit A hereto. Upon the amendment of the Limited Partners Schedule by the Partnership and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Partnership of payment for the issuance of any applicable Units, such Person shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership and shall be issued such Limited Partner’s Units, and the Partnership shall modify the Limited Partners Schedule to reflect such admittance. The Board shall also adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

5.5 Ladder Class A Shares. The Partnership and LCC Corporation hereby agree that:

(a) Additional Ladder Class A Shares.

(i) If, following the Ladder IPO, LCC Corporation issues any Ladder Class A Shares (other than an issuance of the type covered by Section 5.5(a)(ii)), LCC Corporation shall promptly contribute to the Partnership all the net proceeds (if any) received by LCC Corporation with respect to such Ladder Class A Shares. Upon the contribution by LCC Corporation to the Partnership of all of such net proceeds (if any) so received by LCC Corporation, the Partnership shall issue to LCC Corporation a number of LP Units equal to the number of Ladder Class A Shares issued, registered in the name of LCC Corporation, such that, at all times, the number of LP Units held by LCC Corporation (as well as any direct or indirect wholly-owned Subsidiary of LCC Corporation) equals the number of outstanding Ladder Class A Shares.

(ii) At any time LCC Corporation issues one or more Ladder Class A Shares in connection with an equity incentive program (including, without limitation, pursuant to the 2011 Phantom Equity Plan), whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Partnership shall issue to LCC Corporation an equal number of LP Units, registered in the name of LCC Corporation; provided that LCC Corporation shall be required to contribute all of the net proceeds (if any) received by LCC Corporation from or otherwise in connection with such issuance of one or more Ladder Class A Shares, including the exercise price of any option exercised, to the Partnership. If any such Ladder Class A Shares so issued by LCC Corporation in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the LP Units that are issued by the Partnership to LCC Corporation in connection therewith in accordance with the preceding provisions of this Section 5.5(a)(ii) shall be subject to vesting or forfeiture on the same basis; and if any of such Ladder Class A Shares vest or are forfeited, then an equal number of LP Units issued by the Partnership in accordance with the preceding provisions of this Section 5.5(a)(ii) shall automatically vest or be forfeited. Any cash or property held by LCC Corporation in respect of dividends paid on restricted Ladder Class A Shares that fail to vest shall be returned to the Partnership upon the forfeiture of such restricted Ladder Class A Shares.

(iii) For purposes of this Section 5.5(a), “net proceeds” means gross proceeds to LCC Corporation from the issuance of Ladder Class A Shares less all bona fide out-of-pocket expenses of LCC Corporation in connection with such issuance.

(b) Repurchase or Redemption of Ladder Class A Shares. If, at any time, any Ladder Class A Shares are repurchased or redeemed (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by LCC Corporation for cash and subsequently cancelled, then the Partnership shall, immediately prior to such repurchase or redemption of Ladder Class A Shares, redeem an equal number of LP Units held by LCC Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the Ladder Class A Shares being repurchased or redeemed by LCC Corporation (plus any expenses related thereto) and upon such other terms as are the same for the Ladder Class A Shares being repurchased or redeemed by LCC Corporation.

(c) Changes in Ladder Class A Shares. Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Ladder Class A Shares shall be accompanied by an identical subdivision or combination, as applicable, of LP Units.

5.6 2008 Incentive Equity Plan and Equity Grant Agreements. Effective as of the Merger Effective Date, any and all references in the 2008 Incentive Equity Plan or any Equity Grant Agreement to any “Forfeited Class A-2 Common Unit”, any “Re-Issued Class A-2 Common Unit”, any “Repurchased Class A-2 Common Unit”, or to “Section 5.9”, “Section 5.10” or “Section 5.11” of the “Partnership Agreement” or the “LLC Agreement”, and any related provisions set forth in the 2008 Incentive Equity Plan or any Equity Grant Agreement applicable specifically with respect to such terms, shall be deemed to be null and void.

ARTICLE VI

Capital Contributions and Capital Accounts

6.1 Capital Contributions. On or prior to the date hereof, each Limited Partner as of the date hereof has made, or is deemed to have made, the Capital Contributions giving rise to such Limited Partner’s Capital Account (as herein defined) as of the date hereof. No Limited Partner shall make or be required to make any additional Capital Contributions to the Partnership with respect to such Limited Partner’s LP Units.

6.2	Capital Accounts.

(a) Maintenance Rules. The Partnership shall maintain for each Limited Partner a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a). Each Capital Account shall be maintained in accordance with the following provisions:

(i) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Limited Partner to the Partnership pursuant to this Agreement, such Limited Partner’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Limited Partner pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Partnership assumed by such Limited Partner or which are secured by any property distributed to such Limited Partner.

(ii) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Limited Partner pursuant to this

Agreement, such Limited Partner’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Limited Partner pursuant to Section 8.2 or Section 8.3 and the amount of any liabilities of such Limited Partner assumed by the Partnership or which are secured by any property contributed by such Limited Partner to the Partnership.

(iii) If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or portion thereof).

(iv) Upon any revaluation described in paragraph (B) of the definition of “Book Value”, the Capital Accounts of the Limited Partners shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b) Definition of Profits and Losses. “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Partnership’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) The computation of all items of income, gain, loss and deduction shall include tax exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Partnership).

(iii) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

6.3 Negative Capital Accounts. If any Partner has a deficit balance in its Capital Account, such Partner shall have no obligation to restore such negative balance or to make any Capital Contributions to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Partner.

6.4 No Withdrawal. No Limited Partner will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as expressly provided in this Agreement.

6.5 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions.

6.6 Status of Capital Contributions. No Partner shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement. Except as otherwise provided herein, no Partner shall be required to lend any funds to the Partnership or to make any additional Capital Contributions to the Partnership.

ARTICLE VII

Distributions

7.1	Generally.

(a) Subject to Sections 7.2 and 7.3, the Board shall have sole discretion regarding the amounts and timing of distributions to Limited Partners, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Partnership which shall include the payment or the making of provision for the payment when due of the Partnership’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b) Notwithstanding any provision to the contrary contained in this Agreement, (i) the Partnership shall not make any distribution to Limited Partners if such distribution would violate Section 17-607 of the Delaware LP Act or other applicable law and (ii) in no event with the General Partner (solely in its capacity as the General Partner) be entitled to receive any distributions from the Partnership.

7.2 Discretionary Distributions. Subject to Section 7.3, available cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the Board determines in its sole discretion, to the holders of the LP Units (pro rata based on the then issued and outstanding LP Units). As a point of clarity, LCC Corporation will participate in any such distributions with respect to the issued and outstanding LP Units then owned by LCC Corporation.

7.3	Tax Distributions.

(a) Subject to the restrictions of any of the Partnership’s and/or its Subsidiaries’ then applicable debt financing agreements and subject to the retention of any other amounts necessary to satisfy the Partnership’s and/or its Subsidiaries’ obligations, at least five days before each date prescribed by the Code for a calendar year corporation to pay quarterly installments of estimated tax, the Partnership shall use commercially reasonable efforts to distribute to each Limited Partner cash in proportion to and to the extent of such Limited Partner’s Quarterly Estimated Tax Amount for the applicable calendar quarter. If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to the previous sentence with respect to any Taxable Year, the aggregate Tax Distributions to the Limited Partners with respect to such Taxable Year are less than the Limited Partners’ aggregate Tax Amounts for such Taxable Year (a “Shortfall Amount”), the Partnership shall use commercially reasonable efforts to distribute cash equal to the Shortfall Amount to each Limited Partner in proportion to the number of LP Units owned by each Limited Partner. The Partnership shall use commercially reasonable efforts to distribute any Shortfall Amount with respect to a Taxable Year before the 75th day of the next succeeding Taxable Year. If the aggregate distributions made to the Limited Partners pursuant to this Section 7.3(a) for any Taxable Year exceed the Limited Partners’ aggregate Tax Amount (an “Excess Amount”) such Excess Amount shall reduce subsequent distributions that would be made pursuant to this Section 7.3(a).

(b) In addition to Tax Distributions described in Section 7.3(a), with respect to any applicable time period occurring prior the Merger Effective Date, the Partnership will continue to be obligated to make Tax Distributions (as such term is defined in the Prior Agreement) after the Merger Effective Date to the applicable Limited Partners (as such term is defined in the Prior Agreement) in the manner provided for in Section 7.3 of the Prior Agreement (but only to the extent such Tax Distributions were not otherwise made by the Partnership prior to the Merger Effective Date).

(c) Distributions made pursuant to this Section 7.3 (including as described in Section 7.3(b)) shall not be considered advances on distributions made pursuant to Section 7.2, and shall not reduce the distributions to be made to any Limited Partner under Section 7.2. No Limited Partner shall be liable to the Partnership for any amount distributed to it pursuant to this Section 7.3 or for any interest on such amount.

7.4 Withholding Taxes. If the Partnership is required by law to make any payment on behalf of a Limited Partner in his, her or its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then the Partnership will reduce current or subsequent distributions which would otherwise be made to such Limited Partner until the Partnership has recovered the amount paid on behalf of such Limited Partner (and the amount of such reduction will be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution will not further reduce such Limited Partner’s Capital Account).

ARTICLE VIII

Allocations

8.1 Allocations of Profits and Losses. The Partnership’s Profit and Loss for any fiscal period shall be allocated among the Limited Partners in such a manner that, as of the end of such fiscal period and to the extent possible, the Capital Account of each Limited Partner shall be equal to the respective net amount which would be distributed to such Limited Partner under this Agreement, determined as if the Partnership were to (a) liquidate the assets of the Partnership for an amount equal to their Book Value as of the end of such fiscal period and (b) distribute the proceeds in liquidation in accordance with Section 10.2.

8.2 Regulatory and Special Allocations. Notwithstanding the provisions of Section 8.1:

(a) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Treasury Regulations.

(b) If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Limited Partner shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Partner Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any Taxable Year, each Limited Partner that has a share of such Partner Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Partner’s share of the net decrease in Partner Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) In the event any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Partners so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Limited Partner shall be equal to the net amount that would have been allocated to such Limited Partner if the Regulatory Allocations had not occurred.

8.3 Curative Allocations. If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Partners’ economic interests in the Partnership (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Limited Partner that would be affected thereby (which consent no such Limited Partner may unreasonably withhold); and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Partner, including the amounts to be distributed upon the complete liquidation of the Partnership.

8.4	Tax Allocations.

(a) All income, gains, losses, deductions and credits of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits shall be allocated among the Partners for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Each item of income, gain, loss, deduction and credit realized by the Partnership in any taxable year shall be allocated pro rata to the Partners according to the amount of Profit or Loss, as the case may be, allocated to them in such year.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) and the traditional method of Treasury Regulation Section 1.704-3(b), or such other method elected by the Board, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c) If the Book Value of any Partnership property is adjusted pursuant to Section 6.2(a)(iv), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX

Elections and Reports

9.1 Generally. The Partnership will keep appropriate books and records with respect to the Partnership’s business.

9.2 Tax Status. The Partners intend that the Partnership be treated as a partnership for federal, state and local income tax purposes and the Partnership and each Partner shall file all tax returns on the basis consistent therewith.

9.3 Tax Elections. The Board will determine whether to make or revoke any available election pursuant to the Code. Each Partner will upon request supply the information necessary to give proper effect to any such election.

9.4 Tax Controversies. The General Partner shall be the “Tax Matters Partner” (as such term is defined in Code Section 6231) for the Partnership. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner.

9.5 Waiver of Section 17-305 of the Delaware LP Act. Each Limited Partner hereby irrevocably waives any and all rights that such Limited Partner may have to receive information from the Partnership or the General Partner pursuant to Section 17-305 of the Delaware LP Act.

9.6 Schedule K-1. The Partnership shall use reasonable efforts to provide each Partner with such Partner’s U.S. Internal Revenue Schedule K-1 for each fiscal year within 90 days after the end of such fiscal year.

ARTICLE X

Dissolution and Liquidation

10.1 Dissolution. The Partnership shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a) Upon the election to dissolve the Partnership by action of the Board and with the written approval of the LP Majority Holders and the General Partner; or

(b) The entry of a decree of judicial dissolution under Section 17-802 of the Delaware LP Act; provided that, notwithstanding anything contained herein to the contrary, no Partner shall make an application for the dissolution of the Partnership pursuant to Section 17-802 of the Delaware LP Act without the unanimous approval of the Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 10.2 and the Certificate of Limited Partnership shall have been canceled.

10.2	Liquidation.

(a) Liquidator. Upon dissolution of the Partnership, the Board will appoint a person to act as the “Liquidator”, and such person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator will agree not to resign at any time without 30 days’ prior written notice to the Board. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive as compensation for its services as the Board may approve, plus, in either case, reimbursement of the Liquidator’s reasonable out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of the Partnership’s debts and obligations to its creditors (including Partners), including sales commissions and other expenses incident to any sale of the assets of the Partnership, in order of the priority provided by law.

(ii) Second, to the establishment of and additions to such reserves as the Board deems necessary or appropriate.

(iii) Third, to the Partners, in accordance with Section 7.2.

The reserves established pursuant to clause (ii) above will be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board deems advisable, such reserves will be distributed to the Partners in accordance with Section 7.2 in the manner provided above in this Section 10.2(b). The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Partner immediately prior to the distribution of the Partnership’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Partner pursuant to this Section 10.2(b).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 10.2(b), if upon dissolution of the Partnership the Board determines that an immediate sale of part or all of the Partnership’s assets would be impractical or could cause undue loss to the Partners, the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

(d) Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Partnership (or any Partner’s interest in the Partnership) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the distribution of the assets of the Partnership as provided in Section 10.2(b), the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Limited Partnership in the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

Transfer of Units

11.1	Restrictions.

(a) Transfers by Exchangeable Limited Partners. An Exchangeable Limited Partner may Transfer Units only (A) to any Permitted Transferee of such Exchangeable Limited Partner, (B) with the prior written approval of the Board or the General Partner, (C) as an Exchange pursuant to Article XII, (D) to LCC Corporation or (E) in the case of an Exchangeable Limited Partner who is an individual, pursuant to applicable laws of descent and distribution.

(b) Transfers by Ladder Limited Partners. A Ladder Limited Partner may Transfer Units only (A) to LCC Corporation or to another Ladder Limited Partner, (B) to the Partnership, (C) with the prior written approval of the LP Majority Holders or (D) pursuant to a pledge to any third party lender(s) to such Ladder Limited Partner.

(c) Effects of a Permitted Transfer. Following a Transfer of any Unit(s) that is permitted under this Article XI, the transferee of such Unit(s) shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Unit(s). Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706. Any Limited Partner who Transfers all his or its Units (i) shall cease to be a Limited Partner upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Limited Partner of the Partnership.

(d) Void Transfers. Each Limited Partner acknowledges and agrees that such Limited Partner shall not Transfer any Unit(s) except in accordance with the provisions of this Article XI and, to the extent applicable to such Limited Partner, any Equity Grant Agreement. Any attempted Transfer of any Unit(s) in violation of the preceding sentence shall be deemed null and void for all purposes, and the Partnership will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.

(e) Transfers by Limited Partners to Permitted Transferees. If any Limited Partner Transfers Units to a Permitted Transferee and an event occurs which causes such Permitted Transferee to cease to be a Permitted Transferee (as defined in this Agreement) of such Limited Partner unless, prior to such event, such Permitted Transferee Transfers such Units back to such Limited Partner or to another Permitted Transferee of such Limited Partner (but only if such Limited Partner or such Permitted Transferee of such Limited Partner has complied with the provisions of Section 11.2 hereof), then, in each case, such event or Transfer shall be deemed a Transfer of Units subject to all of the restrictions on Transfers of Units set forth in this Agreement, including this Section 11.1.

(f) LP Units and Ladder Class B Shares. Notwithstanding anything contained herein to the contrary, no Exchangeable Limited Partner will Transfer (i) any LP Unit without also Transferring to the same transferee at the same time and as part of the same Transfer a corresponding Ladder Class B Share or (ii) any Ladder Class B Share without also Transferring to the same transferee at the same time and as part of the same Transfer a corresponding LP Unit; provided that any Exchange that occurs pursuant to the provisions of Article XII hereof will be deemed to satisfy the requirement of this Section 11.1(f).

11.2 Procedures for Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, (i) no transferee of any Unit(s) received pursuant to a Transfer (but excluding transferees that were Limited Partners immediately prior to such a Transfer, who shall automatically become a Limited Partner with respect to any additional Units they so acquire) shall become a Limited Partner in respect of or be deemed to have any ownership rights in the Unit(s) so Transferred unless the purported transferee is admitted as a Limited Partner as set forth in Section 11.2(b) and (ii) if requested by the Partnership, no Limited Partner may Transfer any Units (except pursuant to an effective registration statement under the Securities Act or to members of such Limited Partner’s Family Group without consideration (but only if the Partnership has received from the transferor written evidence that is reasonably satisfactory to the Partnership demonstrating that such Transfer is to a member of such Limited Partner’s Family Group without consideration)) without first delivering to the Partnership an opinion of counsel reasonably acceptable in form and substance to the Partnership (which counsel will be reasonably acceptable to the Partnership) that registration under the Securities Act is not required in connection with such Transfer; provided that the Partnership shall only make such request for an opinion of counsel if the Partnership has a reasonable basis to believe that registration under the Securities Act may be required in connection with such Transfer. The Partnership shall modify the Limited Partners Schedule from time to time to reflect the admittance of any such Limited Partner.

(b) Subject in all events to the general restrictions on Transfers contained in Sections 11.1 and 11.3, no Transfer of Unit(s) may be completed to a Person that is not already a Limited Partner until the prospective transferee is admitted as a Limited Partner of the Partnership by executing and delivering to the Partnership a written joinder to this Agreement substantially in the form of Exhibit A hereto. Upon the amendment of the Limited Partners Schedule by the Partnership, such prospective transferee shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership.

11.3 Limitations.

(a) In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Partnership (within the meaning of Treasury Regulation Section 1.7704-1(d)) and the Partnership shall not issue any Units if and to the extent that such Transfer or issuance would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(b) Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred and the Partnership may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Partnership’s existence or qualification as a limited liability limited partnership under the Delaware LP Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Partnership to be classified as other than a partnership for United States federal income tax purposes, and (iii) such Transfer shall not cause all or any portion of the assets of the Partnership to constitute “plan assets” under the Employee Retirement Income Security Act of 1974, the related provisions of the Code and the respective rules and regulations promulgated thereunder, in each case as amended from time to time.

11.4 Pledge of Units. Notwithstanding anything contained herein to the contrary, to the extent any Limited Partner pledges any Units owned by such Limited Partner in a manner permitted by Section 11.1(a) hereof (including, without limitation, by receiving the written approval of the Board or the General Partner, to the extent applicable), then such permitted pledge of such Units shall not be considered a “Transfer” for purposes of Section 11.2 hereof; provided that, as a point of clarity, such Section 11.2 hereof shall be applicable in connection with any transfer or assignment of any such Units in connection with the exercise of any remedies by the applicable beneficiary of such permitted pledge of such Units.

ARTICLE XII

Exchanges of LP Units for Ladder Class A Shares

12.1 Additional Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Change of Control” means the occurrence of any of the following events after the Merger Effective Date:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of LCC Corporation in substantially the same proportions as their ownership of stock of LCC Corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of LCC Corporation representing more than fifty percent (50%) of the combined voting power of LCC Corporation’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of LCC Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the LCC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the entity surviving the merger or, if the surviving entity is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of LCC Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of common stock of LCC Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of LCC Corporation immediately following such transaction or series of transactions.

“Exchange” has the meaning set forth in Section 12.2(b) of this Agreement. The terms “Exchanging” and “Exchanged” shall have correlative meanings.

“LCC Board” means the board of directors of LCC Corporation.

12.2 Exchange of LP Units for Ladder Class A Shares.

(a) From and after the date 180 days after the Merger Effective Date (or such earlier date as the applicable lead underwriter(s) managing the Qualified Initial Public Offering may agree in writing), each Exchangeable Limited Partner shall be entitled at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender LP Units and a corresponding number of Ladder Class B Shares to LCC Corporation in exchange for the delivery by LCC Corporation to such Exchangeable Limited Partner of a number of Ladder Class A Shares that is equal to the number of LP Units surrendered (such exchange, an “Exchange”); provided that any such Exchange is for a minimum of (i) the lesser of 1,000 LP Units and all of the LP Units held by such Exchangeable Limited Partner, or (ii) a number of LP Units that is less than the amount of LP Units described in clause (i) above, if such lesser number of LP Units to be Exchanged is proposed by such Exchangeable Limited Partner to LCC Corporation, and LCC Corporation determines that the Exchange of such proposed lesser number of LP Units is acceptable, in its sole discretion.

(b) In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Ladder Class A Shares and Ladder Class B Shares that may be required:

(i) LCC Corporation shall have the right to require each Exchangeable Limited Partner to Exchange some or all LP Units (and a corresponding number of Ladder Class B Shares) owned by such Exchangeable Limited Partner in consideration for the issuance by LCC Corporation to such Exchangeable Limited Partner of a number of Ladder Class A Shares that is equal to the number of LP Units surrendered, such Exchange to be effected by the surrender of such LP Units and a corresponding number of Ladder Class B Shares to LCC Corporation (whereupon, such LP Units will be owned by LCC Corporation and such Ladder Class B Shares will be deemed cancelled); provided, however, that in the event that the applicable Change of Control for which an Exchange is completed pursuant to this Section 12.2(b) provides a holder of LP Units with cash consideration of less than 35 percent (35%) of the reasonably expected value of the total consideration to be received in such Change of Control by such holder with respect to the Ladder Class A Shares received by such holder for such LP Units (and a corresponding number of Ladder Class B Shares) in such Exchange, then, except as may otherwise be agreed by the LP Majority Holders, LCC Corporation shall use commercially reasonable efforts to negotiate liquidity options for the holders of LP Units to be Exchanged pursuant to this Section 12.2(b) sufficient to allow such holders to satisfy, in a timely manner, any Federal and state income tax liability arising as a result of the Exchange completed pursuant to the provisions of this Section 12.2(b); provided further that in no event will the terms of the preceding proviso provide any holder of LP Units with a consent, approval or similar type right with respect to any Change of Control, or any ability to delay or prevent the consummation of any Change of Control.

(ii) Any Exchange pursuant to this Section 12.2(b) shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated). To effect the delivery of the Ladder Class A Shares to be delivered in connection with any such Exchange pursuant to this Section 12.2(b), LCC Corporation shall: (x) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Ladder Class A Shares (or, if there is no then-acting registrar and transfer agent of the Ladder Class A Shares, at the principal executive offices of LCC Corporation) such number of Ladder Class A Shares, registered in the name of the relevant Exchangeable Limited Partner (or in such other name as is requested in writing by such Exchangeable Limited Partner), in certificated or uncertificated form, as may be requested by the such Exchangeable Limited Partner, or (y) if Ladder Class A Shares are settled through the facilities of The Depository Trust Company, upon the written instruction of such Exchangeable Limited Partner, use its reasonable best efforts to deliver the Ladder Class A Shares through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Exchangeable Limited Partner.

(iii) LCC Corporation shall use reasonable efforts to provide written notice of an expected Change of Control to all Exchangeable Limited Partners within the earlier of (x) five Business Days following the execution of the agreement with respect to such Change of Control and (y) five Business Days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for LP Units (along with the corresponding number of Ladder Class B Shares) or Ladder Class A Shares, as applicable, in the Change of Control, any election with respect to types of consideration that a holder of LP Units (along with the corresponding number of Ladder Class B Shares) or Ladder Class A Shares, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total LP Units (along with the corresponding number of Ladder Class B Shares) or Ladder Class A Shares, as applicable, to be transferred to the acquirer by all shareholders in the Change of Control, and the number of LP Units (and the corresponding number of Ladder Class B Shares) held by each Exchangeable Limited Partner that LCC Corporation intends to require be Exchanged for Ladder Class A Shares in connection with the Change of Control. LCC Corporation shall use reasonable efforts to update such notice from time to time to reflect any material changes to such notice. LCC Corporation may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on a Form 8-K, Schedule TO, Schedule 14D-9 or similar form filed with the SEC.

(c) If at any time after the Merger Effective Date, LCC Corporation and its direct and indirect wholly-owned Subsidiaries own at least 90% of the LP Units issued and outstanding as of such time, then LCC Corporation shall have the right to require each Exchangeable Limited Partner to Exchange all of the LP Units (and a corresponding number of Ladder Class B Shares) then owned by such Exchangeable Limited Partner in consideration for the issuance by LCC Corporation to each such Exchangeable Limited Partner of a number of Ladder Class A Shares that is equal to the number of LP Units surrendered, such Exchange to be effected by the surrender of such LP Units and a corresponding number of Ladder Class B Shares to LCC Corporation (whereupon, such LP Units will be owned by LCC Corporation and such Ladder Class B Shares will be deemed cancelled). Any Exchange pursuant to this Section 12.2(c) shall be effective upon delivery by LCC Corporation of a written notice (an “Automatic Exchange Notice”) of such Exchange to the then Exchangeable Limited Partners. To effect the delivery of the Ladder Class A Shares to be delivered in connection with any such Exchange pursuant to this Section 12.2(c), LCC Corporation shall: (x) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Ladder Class A Shares (or, if there is no then-acting registrar and transfer agent of the Ladder Class A Shares, at the principal executive offices of LCC Corporation) such number of Ladder Class A Shares, registered in the name of the relevant Exchangeable Limited Partner (or in such other name as is requested in writing by such Exchangeable Limited Partner), in certificated or uncertificated form, as may be requested by the such Exchangeable Limited Partner, or (y) if Ladder Class A Shares are settled through the facilities of The Depository Trust Company, upon the written instruction of such Exchangeable Limited Partner, use its reasonable best efforts to deliver the Ladder Class A Shares through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Exchangeable Limited Partner.

(d) An Exchangeable Limited Partner shall exercise its right to Exchange LP Units as set forth in Section 12.2(a) above by delivering to LCC Corporation and to the Partnership a written election of exchange in respect of the LP Units to be Exchanged substantially in the form of Exhibit B hereto (an “Exchange Notice”), duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of LCC Corporation and of the Partnership. As promptly as practicable following the delivery of an Exchange Notice, the Partnership shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Ladder Class A Shares or, if there is no then-acting registrar and transfer agent of the Ladder Class A

Shares, at the principal executive offices of LCC Corporation, the number of Ladder Class A Shares deliverable upon such Exchange, registered in the name of the relevant Exchangeable Limited Partner. To the extent the Ladder Class A Shares are settled through the facilities of The Depository Trust Company, LCC Corporation will, subject to Section 12.2(e) below, upon the written instruction of a Exchangeable Limited Partner, use its reasonable best efforts to deliver the Ladder Class A Shares deliverable to such Exchangeable Limited Partner, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Exchangeable Limited Partner.

(e) LCC Corporation and each Exchangeable Limited Partner shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Partnership shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided that if any Ladder Class A Shares are to be delivered in a name other than that of the Exchangeable Limited Partner that requested the Exchange, then such Exchangeable Limited Partner and/or the person in whose name such Ladder Class A Shares are to be delivered shall pay to the Partnership the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Partnership that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary herein, to the extent LCC Corporation or the Partnership shall determine that interests in the Partnership do not meet the requirements of Treasury Regulation section 1.7704-1(h), LCC Corporation or the Partnership may impose such restrictions on Exchanges as LCC Corporation or the Partnership may determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of LCC Corporation or of the Partnership, such an Exchange would pose a material risk that the Partnership would be a “publicly traded partnership” under Section 7704 of the Code.

(g) For the avoidance of doubt, and notwithstanding anything to the contrary herein, an Exchangeable Limited Partner shall not be entitled to Exchange LP Units to the extent LCC Corporation determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act) or (ii) would not be permitted under any other agreements with LCC Corporation, the Partnership, or any of their respective Subsidiaries to which such Exchangeable Limited Partner may be party or any written policies of LCC Corporation related to unlawful or improper trading (including, without limitation, the policies of LCC Corporation relating to insider trading).

(h) Immediately upon the Exchange of any LP Unit pursuant to Sections 12.2(a), 12.2(b) or 12.2(c), an equal number of outstanding Ladder Class B Shares owned by the relevant Exchangeable Limited Partner automatically shall be deemed cancelled without any action on the part of any Person, including LCC Corporation or such Exchangeable Limited Partner. Any such cancelled Ladder Class B Shares shall no longer be outstanding, and all rights with respect to such Ladder Class B Shares shall automatically cease and terminate.

12.3 Tax Treatment of any Exchange. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the LP Units by an Exchangeable Limited Partner to LCC Corporation, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and LCC Corporation consents in writing.

12.4 Ladder Class A Shares to be Issued.

(a) LCC Corporation shall at all times reserve and keep available out of its authorized but unissued Ladder Class A Shares, solely for the purpose of issuance upon an Exchange, such number of Ladder Class A Shares as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude LCC Corporation from satisfying its obligations in respect of the Exchange of the LP Units by delivery of Ladder Class A Shares which are held in the treasury of LCC Corporation. LCC Corporation covenants that all Ladder Class A Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) LCC Corporation covenants and agrees that, to the extent that a registration statement under the Securities Act is effective and available for Ladder Class A Shares to be delivered with respect to any Exchange, Ladder Class A Shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Exchangeable Limited Partner requesting such Exchange, LCC Corporation and the Partnership shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. LCC Corporation and the Partnership shall use commercially reasonable efforts to list Ladder Class A Shares required to be delivered upon an Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Ladder Class A Shares may be listed or traded at the time of such delivery.

12.5 Adjustment. If there is any reclassification, reorganization, recapitalization or other similar transaction in which Ladder Class A Shares are converted or changed into another security, securities or other property (other than cash), then upon any subsequent Exchange, each Exchangeable Limited Partner shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Limited Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property (other than cash) that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

ARTICLE XIII

Miscellaneous Provisions

13.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to (i) any Limited Partner, at such Limited Partner’s address set forth in the Partnership’s books and records, (ii) the General Partner, c/o the General Partner at the Partnership’s principal place of business (with a copy to the Partnership’s Secretary at the Partnership’s principal place of business), and (iii) the Partnership, to the Partnership’s Secretary at the Partnership’s principal place of business (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 13.1(a) be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in Section 13.1(a), be deemed given upon facsimile confirmation and (iii) if delivered by overnight courier to the address as provided in Section 13.1(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 13.1).

13.2 GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE DELAWARE LP ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13.3 No Action for Partition. No Partner shall have any right to maintain any action for partition with respect to the property of the Partnership.

13.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections , Articles or Exhibits shall be deemed to mean and refer to Sections , Articles or Exhibits of or to this Agreement.

13.5 Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate of Limited Partnership, this Agreement and any provision hereof or thereof may be modified, amended or restated only upon the written approval of the LP Majority Holders and the General Partner, and any such modification, amendment or restatement to which such written approval is obtained will be binding upon the Partnership and each Partner; provided that no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any holder of LP Units, in its capacity as such, without similarly affecting the rights or obligations hereunder of all holders of LP Units shall be effective against such holder unless approved in writing by such holder of LP Units.

13.6 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

13.7 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (and may be transmitted via facsimile or scanned pages), each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute the same agreement.

13.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.9 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Partners agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

13.10 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Partnership’s chief executive office is located, the time period shall be automatically extended to the Business Day immediately following such Saturday, Sunday or holiday.

13.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

13.12 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.13 Entire Agreement and Incorporation by Reference. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Merger Agreement and the Equity Grant Agreements) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way. This Agreement amends and restates the Prior Agreement in its entirety.

13.14 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party, including any creditor of the Partnership.

13.15 Qualified Initial Public Offering. Each Exchangeable Limited Partner hereby agrees (i) not to effect any sale or distribution of any LP Units (or any equity securities issued in exchange for, or distributed with respect to, LP Units, including any equity securities of IPO Newco) or any securities convertible into or exchangeable or exercisable for LP Units (or any equity securities issued in exchange for, or distributed with respect to, LP Units, including any equity securities of IPO Newco), during the 180-day period beginning on the effective date of the Qualified Initial Public Offering (except as part of the Qualified Initial Public Offering, if otherwise permitted), unless the applicable lead underwriter(s) managing the Qualified Initial Public Offering otherwise agree in writing (which agreement shall be equally applicable to all Exchangeable Limited Partners) and (ii) to execute and deliver any reasonable agreement which is consistent with the provisions of clause (i) of this Section 13.15 and which may be required by the applicable lead underwriter managing the Qualified Initial Public Offering.

13.16 Mergers and Consolidations. Any merger or consolidation of the Partnership with or into another entity shall require the approval of only the LP Majority Holders and the General Partner. The approval of any such merger or consolidation as provided in the immediately preceding sentence shall be deemed to meet all of the requirements of Partner approval of a merger or consolidation, as the case may be, for purposes of the Delaware LP Act, including Section 17-211 of the Delaware LP Act.

13.17 Venue and Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE PARTNERSHIP) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTNER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTNER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE PARTNERSHIP. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.18 Confidentiality. All information disclosed by the Partnership pursuant to Section 12.2(a) of the Prior Agreement or otherwise pursuant to the Prior Agreement or this Agreement shall be confidential information of the Partnership (other than information which is publicly available not pursuant to a breach of this Section 13.18 or the related confidentially provision set forth Section 12.2(b) in the Prior Agreement) and, unless otherwise provided in this Agreement or consented to by the Board in writing in advance, shall not be used by the recipients thereof for any purpose other than (i) to monitor and manage their investment in the Partnership, and shall not be disclosed to any third party other than employees, consultants, advisors, accountants, attorneys and other representatives of such recipient on a need to know basis and (ii) in the case of any Limited Partner that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such Limited Partner of any such information in confidence to such Limited Partner’s investors. The obligations of a Limited Partner pursuant to this Section 13.18 shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, regulations, stock exchange rules or regulations, subpoena, civil investigative demand or other proceeding; provided that (x) as soon as reasonably practicable, such Limited Partner shall notify the Partnership thereof, which notice shall include the basis upon which such Limited Partner believes the information is required to be disclosed and (y) such Limited Partner shall, if requested by the Partnership and at the sole cost and expense of the Partnership, reasonably cooperate with the Partnership to protect the continued confidentiality thereof.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP as of the date first above written.

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:
Name:
Title:

LADDER CAPITAL CORP

By:
Name:
Title:

[OTHER SIGNATORIES]

Exhibit A

FORM OF JOINDER TO

THE LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

THIS JOINDER (this “Joinder”) to the Amended and Restated Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Partnership”), dated as of                  , 2014, as amended or restated from time to time, by and among the Partners of the Partnership (the “Agreement”), is made and entered into as of             by and between the Partnership and             (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired              [LP Units] from             and the Agreement and the Partnership require Holder, as a holder of such [LP Units], to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Limited Partner for all purposes thereof and entitled to all the rights incidental thereto.

2.	Limited Partners Schedule. For purposes of the Limited Partners Schedule, the address of the Holder is as follows:

[Name]

[Address]

3.	Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4.	Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

A-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Limited Liability Limited Partnership Agreement of Ladder Capital Finance Holdings LLLP as of the date set forth in the introductory paragraph hereof.

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

A-2

Exhibit B

FORM OF

EXCHANGE NOTICE

ELECTION OF EXCHANGE

Ladder Capital Corp

345 Park Avenue

New York, NY 10154

Attention: Chief Financial Officer and General Counsel

Ladder Capital Finance Holdings LLLP

345 Park Avenue

New York, NY 10154

Attention: Chief Financial Officer and General Counsel

Reference is hereby made to the Amended and Restated Limited Liability Limited Partnership Agreement, dated as of                  , 2014, as amended from time to time (the “Partnership Agreement”) of Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (the “Partnership”) among Ladder Capital Corp, a Delaware corporation (“LCC Corporation”) and the other persons a party to, or otherwise bound by, the Partnership Agreement, including the undersigned owner of LP Units and Ladder Class B Shares. Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.

The undersigned Exchangeable Limited Partner hereby transfers to LCC Corporation, the number of LP Units set forth below in Exchange for the same number of Ladder Class A Shares to be issued in its name as set forth below, and the undersigned Exchangeable Limited Partner acknowledges and agrees that as a result of such Exchange the same number of Ladder Class B Shares that are owned by the undersigned Exchangeable Limited Partner will automatically be deemed cancelled as a result of such Exchange, all as set forth in Article XII of the Partnership Agreement.

Legal Name of Exchangeable Limited Partner:

Address of Exchangeable Limited Partner:

Number of LP Units to be Exchanged:

Number of Ladder Class B Shares to be Cancelled (which must be the same number as the “Number of LP Units to be Exchanged”):

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with the terms hereof, subject to applicable bankruptcy,

B-1

insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the LP Units subject to this Election of Exchange are being transferred to LCC Corporation free and clear of any pledge, lien, security interest, encumbrance, equities or claim; (iv) the Ladder Class B Shares subject to this Election are hereby automatically cancelled and the undersigned has no further rights with respect to such Ladder Class B Shares; and (v) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the LP Units or Ladder Class B Shares subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such LP Units to LCC Corporation or for the cancellation of such Ladder Class B Shares.

The undersigned hereby irrevocably constitutes and appoints any officer of LCC Corporation or of the Partnership as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to (i) transfer the LP Units subject to this Election of Exchange to LCC Corporation, (ii) deliver to the undersigned the Ladder Class A Shares to be delivered in Exchange therefor and (iii) reflect the cancellation of the Ladder Class B Shares subject to this Election.

Enclosed with this Election of Exchange is the original stock certificate for the Ladder Class B Shares subject to this Election, which the undersigned hereby acknowledges and agrees will be cancelled as provided herein.

IN WITNESS WHEREOF the undersigned has caused this Election of Exchange to be executed and delivered as of the date set forth below.

Name:

Dated:

B-2

Schedule A

Officers of Ladder Capital Finance Holdings LLLP

(as of                  , 2014)

Brian Harris –	Chief Executive Officer

Michael Mazzei –	President

Greta Guggenheim –	Chief Investment Officer

Pamela McCormack –	Managing Director, General Counsel, Co-Head of Securitization and Secretary

Robert Perelman –	Managing Director and Head of Asset Management

Marc Fox –	Chief Financial Officer

Thomas Harney –	Head of Merchant Banking and Capital Markets

Schedule B

Limited Partners Schedule

of

Ladder Capital Finance Holdings LLLP

(as of                  , 2014)

See attached